--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               ----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           ----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
   Gendron        Thomas           A.           Woodward Governor Company      WGOV            ----                 ----
---------------------------------------------------------------------------------------------    X  Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            Vice President
   5001 North Second Street                                                07/2001            -----------------  ------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
   Rockford        IL               61111                                                        Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities      ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially    Form:       direct
                                                  (Instr. 8)                                  Owned at        Direct      Bene-
                                     (Month/                                                  End of          (D) or      ficial
                                      Day/     -------------------------------------------    Month           Indirect    Owner-
                                      Year)                               (A) or                              (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3       (Instr. 4) (Instr. 4)
                                                                                              and 4)
-----------------------------------------------------------------------------------------------------------------------------------
   Woodward Governor Company         07/31/01    P               300       A      $74.95          1,500        D
   Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
   Woodward Governor Company         07/31/01    P               100       A      $75.45          1,600        D
   Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
   Woodward Governor Company                                                                  1,222.929        I         Stock Plan
   Common Stock
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    ---------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $16.625                                                     11/18/1996  01/17/2006
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $23.50                                                      11/18/1996  11/17/2006
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $32.25                                                      11/17/1997  11/16/2007
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $32.00                                                      01/14/1998  01/13/2008
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $22.00                                                      11/16/1998  11/15/2008
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $24.75                                                      11/15/2000  11/15/2009
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------
    Nonqualified Stock Option          $41.813                                                     11/20/2001  11/20/2010
    (right to buy)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
   Common Stock       2,880(a)                     2,880         D
------------------------------------------------------------------------------------------
   Common Stock       8,000(a)                    10,880         D
------------------------------------------------------------------------------------------
   Common Stock       7,954(a)                    18,834         D
------------------------------------------------------------------------------------------
   Common Stock       2,990(a)                    21,824         D
------------------------------------------------------------------------------------------
   Common Stock       9,000(a)                    30,824         D
------------------------------------------------------------------------------------------
   Common Stock       8,000(a)(b)                 38,824         D
------------------------------------------------------------------------------------------
   Common Stock      13,000(a)(b)                 51,824         D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:
(a) Grant to reporting persons of option to buy shares of common stock under the Woodward
    Governor Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3.
(b) Shares become exercisable at the rate of 25% per year beginning one year from date of grant.
                                                                                       /s/ Thomas A. Gendron         August 9, 2001
                                                                                  ---------------------------------  -------------
-
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person     Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-97)

To view the actual filing form and general Instructions go to: www.sec.gov/smbus/forms/form4.htm
